Exhibit 10.2

NON-MANAGEMENT DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

Brighthouse Financial, Inc. (the “Company”) confirms that, on [grant date] (the “Grant Date”), it granted you, [name], [number] Restricted Stock Units.

Your Restricted Stock Units are subject to the terms and conditions of the Brighthouse Financial, Inc. 2017 Non-Management Director Stock Compensation Plan (the “Director Plan”) and this Restricted Stock Unit Agreement (this “Agreement”), which includes the Award Agreement Supplement (the “Supplement”). All capitalized terms used in this document that are not defined herein are defined in the Director Plan. Please note that the Director Plan and the Supplement include terms for forfeiture of your Restricted Stock Units under certain circumstances.

The Period of Restriction for your Restricted Stock Units granted under this Agreement will begin on the Grant Date and will end on the earlier of (i) the first anniversary of the Grant Date and (ii) the date of the Company’s next Annual Meeting of Stockholders following the Grant Date.

Restricted Stock Units will be due and payable in the form of Shares, or in any other form of payment that the Committee determines in accordance with the Director Plan, as soon as administratively practicable after the conclusion of the Period of Restriction.

The timing of payment is specified in the Director Plan and in Supplement Section S-6 (“Timing of Payment”), or, if you have elected to defer your Restricted Stock Units under a deferred compensation plan offered by the Company, pursuant to the terms of such deferred compensation plan.

IN WITNESS WHEREOF, Brighthouse Financial, Inc. has caused this Agreement to be offered to you, and you have accepted this Agreement by the electronic means made available to you.